Exhibit 99.1

InfuSystem Holdings, Inc. 3851 W. Hamlin Road Rochester Hills, MI 48309 248-291-1210

CONTACT:	Joe Dorame, Joe Diaz & Robert Blum Lytham Partners, LLC 602-889-9700

InfuSystem Reports Second Quarter 2021 Financial Results

Launched Fourth ITS Therapy - Lymphedema

Announced $20 million Stock Repurchase Program

Updates Guidance for 2021

Rochester Hills, Michigan, August 12, 2021 – InfuSystem Holdings, Inc. (NYSE American: INFU), (“InfuSystem” or the “Company”), a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers, today reported financial results for the second quarter ended June 30, 2021.

2021 Second Quarter Overview:

●	Net revenues totaled $24.8 million, a decrease of 4% vs. prior year and up 2% sequentially.
o	ITS net revenue was $16.3 million, an increase of 5% vs. prior year.
o	DME Services net revenue was $8.5 million, a decrease of 18% vs. prior year.
●	Pain Management and Negative Pressure Wound Therapy (“NPWT”) combined net revenues increased $0.7 million or 114% vs. prior year.
●	Gross profit was $15.1 million, a decrease of 6% vs. prior year and up 3% sequentially.
●	Gross margin was 60.6%, a decrease of 0.9% vs. prior year and up 1% sequentially.
●	Net income of $0.8 million, or $0.04 per diluted share.
●	Adjusted earnings before interest, income taxes, depreciation, and amortization (“Adjusted EBITDA”) (non-GAAP) was $5.9 million, a decrease of 31% vs. prior year.
●	Net cash provided by operations was $8.8 million, an increase of 107% vs. prior year.
●	During the six-month period the Company acquired FilAMed and OB Healthcare for a total of $7.5 million.

Management Discussion

Richard DiIorio, Chief Executive Officer of InfuSystem, said, “2021 is proving to be a very dynamic year for InfuSystem and the health care sectors in which we operate. The keys to our future success are the investments we are making to elevate both our ITS and DME segments to expand our future opportunity and growth potential. In addition to the two previously announced acquisitions of small biomedical services companies, we have materially accelerated the hiring of experienced sales professionals into our NPWT and Pain Management ITS businesses. This is all on top of the recent launch of our fourth ITS therapy in Lymphedema. These investments and expansions of our business are expected to begin contributing to our operating performance in the second half of this year, but even more significantly as we look to 2022 and beyond.”

Mr. DiIorio continued, “The dynamic nature of the current marketplace is apparent in our DME segment. In the second quarter of 2020, as Covid was ramping up, health care providers were aggressively renting and buying pumps. In 2021, as Covid cases declined, we saw a material reduction in this activity. It is not possible to predict what impact the Delta variant will have on second half demand for our DME services, but we have been seeing relative stability over the last couple of months.”

“Overall, I am extremely pleased with the progress of our business thus far in 2021. We saw accelerating growth in our Pain Management business as we treated a record number of patients for the second consecutive quarter. Negative Pressure Wound Therapy continues to gain momentum with the addition of new customers and increasing patient treatments. We believe these businesses are well positioned to grow materially in the coming years. In that regard, we have made strategic investments into each of these platforms by adding industry leading sales professionals, making two acquisitions, and hiring new biomedical technicians. We are confident our DME service business is now better positioned, with the added biomedical service capabilities, to aggressively grow market share in the $1 billion acute care market. We expect our DME Services segment to have the potential to be a key contributor with a double-digit revenue growth profile on par with our ITS segment.”

“Given the strategic investments in Negative Pressure and Pain Management and the lower revenue contribution from COVID-19 pump rentals, we expect Adjusted EBITDA margins to decrease by approximately 2% for the year. We are revising our annual full year 2021 guidance with net revenues anticipated to come in at the lower end of the range of $107.0 million to $110.0 million; Adjusted EBITDA anticipated to be slightly lower in the range of $27.0 million to $28.0 million and Adjusted EBITDA margin to be lower at 25%. With the strength in Pain Management and the positive traction in our Negative Pressure businesses along with our growth investments, we are now projecting combined net revenues to be on a $15.0 million run rate as we exit 2021 compared to $12 million at the beginning of the year. We expect these investments will provide a substantial return in growing our top-line and setting the stage for a strong 2022.”

“Looking ahead, our team is highly focused on executing our growth initiatives and building a strong foundation for long-term success in facilitating industry-leading in-home healthcare services. These dynamics, combined with our financial performance in the first half of the year, provides us confidence for another record year in 2021 and potentially beyond. I am excited for the future of InfuSystem as we enter the next phase of growth with four therapies in ITS and enhanced biomedical services in DME that positions the Company for long-term success while improving patient outcomes,” concluded Mr. DiIorio.

2021 Second Quarter Financial Review

Results of operations

Net revenues for the second quarter ended June 30, 2021 were $24.8 million, a decrease of $1.2 million, or 4%, compared to $26.0 million for the prior year second quarter. The decrease was due to lower equipment sales and rental revenues offset partially by higher service and repair revenues and higher net revenue for all three ITS Segment therapies.

ITS net revenue of $16.3 million increased $0.7 million, or 5%, during the second quarter of 2021 as compared to the prior year second quarter. This increase was primarily attributable to higher treatment volumes for Pain Management and NPWT. Pain Management net revenue for the 2021 second quarter increased as compared to the prior year second quarter due to additional sites of care added over the last year and a recovery in the elective surgeries market which was negatively impacted by COVID-19 during the second quarter of 2020. NPWT was launched during the first quarter of 2020 but did not start to have measurable quarterly revenues until the second half of 2020. On a combined basis, Pain Management and NPWT net revenues increased by $0.7 million during the second quarter of 2021 as compared to the same period in 2020 representing an increase of 114%.

DME Services net revenue of $8.5 million decreased $1.9 million, or 18%, during the second quarter of 2021 as compared to the prior year second quarter. This decrease was mainly due to a moderation in market demand for infusion pumps which was elevated during the second quarter of 2020 because of the COVID-19 pandemic. The higher net revenue for 2020 also included a $1.6 million one-time sale of used infusion pumps and an elevated number of pumps in rental service. The decrease was partially offset by net revenues from the acquisitions of FilAMed and OB Healthcare, which were acquired during the first and second quarters of 2021, respectively.

Gross profit for the second quarter of 2021 of $15.1 million decreased $0.9 million, or 6%, from $16.0 million for the second quarter of 2020. Gross margin as a percent of net revenues was 60.6% during the second quarter of 2021 as compared to 61.5% during the prior year second quarter, a decrease of 0.9%. Gross margin decreased in both the DME Services and ITS segments.

ITS gross profit was $10.5 million during the second quarter of 2021, representing an increase of $0.2 million, or 2%, compared to the prior year second quarter. The ITS gross margin percent was 64.0% during the second quarter of 2021, which decreased 1.9%, over the prior year second quarter. The lower gross margin was the result of higher pump maintenance expenses as compared to the prior year period. Pump maintenance expenses, which include preventative maintenance, cleaning and repair services mainly performed by the DME Services segment, were unusually low during the 2020 second quarter due to COVID-19 when we deployed a significant number of newly purchased pumps.

DME Services gross profit during the second quarter of 2021 was $4.6 million, representing a decrease of $1.1 million, or 19%, compared to the prior year second quarter. The DME gross margin percent was 54.1% during the second quarter of 2021, which decreased 0.7% compared to the prior year second quarter. This decrease was the result of gross margin mix associated with lower rental revenues.

General and administrative (“G&A”) expenses for the second quarter of 2021 were $10.6 million, an increase of 38% from $7.7 million for the second quarter of 2020. The increase of $2.9 million was largely due to an increase in stock-based compensation expense of $1.0 million, lower than normal expenses during the second quarter of 2020 due to COVID-19 related deferrals of various internal projects of nearly $1.0 million and the additional G&A expenses and acquisition expenses for FilAMed and OB Healthcare totaling $0.2 million. The additional increase of $0.7 million included higher personnel and general business expenses. G&A expenses as a percentage of net revenues for the second quarter of 2021, increased to 42.8% compared to 29.7% for the prior year second quarter, mainly reflecting the year-over-year increases partially offset by improved net revenue leverage over fixed costs.

During the second quarter of 2021, the Company recorded a benefit from income taxes of $0.5 million, which included an excess tax benefit on stock compensation awards. Adjusting for this benefit, the Company’s effective tax rate would have been 33% which differed from the U.S. statutory rate mainly due to the effects of state, local and foreign income tax jurisdictions.

Net income for the second quarter of 2021 was $0.8 million, or $0.04 per diluted share, compared to $4.1 million, or $0.19 per diluted share for the second quarter of 2020.

Adjusted EBITDA, a non-GAAP measure, for the second quarter of 2021 was $5.9 million, or 23.7% of net revenue, and decreased by $2.6 million, or 31%, compared to Adjusted EBITDA for the same prior year quarter of $8.5 million, or 32.7% of prior period net revenue.

Balance sheet, cash flows and liquidity

During the six-month period ended June 30, 2021, operating cash flow increased to $8.8 million, a $4.6 million or 107% increase over operating cash flow during the same prior year six-month period. The increase was primarily a result of a significant increase in net income, as adjusted for noncash items, and by an increase in working capital that was lower during the first half of 2021 as compared to the same prior year period. Capital expenditures, which include purchases of medical devices, totaled $5.3 million during the first half of 2021 which was $4.2 million, or 44%, lower than the amount purchased during the same prior year period. Additionally, during the first half of 2021, $7.5 million was used to complete the acquisitions of FilAMed and OB Healthcare.

On February 5, 2021, the Company refinanced all of its existing bank debt under its 2015 Credit Agreement which, at the beginning of the 2021 first quarter, consisted of three term notes totaling $37.9 million and a $11.8 million undrawn revolving line of credit. The new 2021 Credit Agreement features a $75 million revolving line of credit, does not include any term indebtedness, and matures on the fifth anniversary of the refinancing date. The initial borrowing under the new facility of $30 million, along with $8.2 million of our available cash, was used to repay all outstanding obligations under the 2015 Credit Agreement. As a result, available liquidity increased substantially, totaling $42.2 million as of June 30, 2021, and consisted of $42.0 million in available borrowing capacity under the new revolving line of credit plus cash and cash equivalents of $0.2 million. Net debt, a non-GAAP measure (calculated as total debt of $32.5 million less cash and cash equivalents of $0.2 million) as of June 30, 2021 was $32.3 million representing an increase of $3.1 million as compared to net debt of $29.2 million as of December 31, 2020 (calculated as total debt of $38.8 million less cash and cash equivalents of $9.6 million). This increase was the result of the acquisitions and capital expenditures which were partially offset by operating cash flows during the 2021 period.

Full Year 2021 Guidance

InfuSystem is revising its annual guidance for the full year 2021 with net revenues estimated to come in at the lower end of the range of $107.0 million to $110.0 million; Adjusted EBITDA now estimated to be within the range of $27.0 million to $28.0 million; and operating cash flow projected to be within the range of $19.0 million to $22.0 million. The Company is forecasting Adjusted EBITDA margin (non-GAAP) to be 25% for the year. This compares to previously issued guidance for the full year 2021 of net revenues in the range of $107.0 million to $110.0 million; Adjusted EBITDA in the range of $29 million to $30 million; and operating cash flow in the range of $21 million to $23 million with an Adjusted EBITDA margin of 27%. Additionally, the Company is projecting investing cash flows, which includes cash used to purchase medical devices and other capital expenditures and cash provided by the sale of used equipment, for the full year 2021 to be within the range of $12 million to $15 million.

The full year 2021 guidance reflects management’s current expectation for operational performance, given the current market conditions. The Company and its businesses are subject to certain risks, including those risk factors discussed in our most recent annual report on Form 10-K for the year ended December 31, 2020, filed on March 22, 2021. The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.

Conference Call

The Company will conduct a conference call for all interested investors on Thursday, August 12, 2021, at 9:00 a.m. Eastern Time to discuss its second quarter 2021 financial results. The call will include discussion of Company developments, forward-looking statements and other material information about business and financial matters.

To participate in this call, please dial (833) 366-1127 or (412) 902-6773, or listen via a live webcast, which is available in the Investors section of the Company’s website at https://ir.infusystem.com/. A replay of the call will be available by visiting https://ir.infusystem.com/ for the next 90 days or by calling (877) 344-7529 or (412) 317-0088, confirmation code 10158098, through August 19, 2021.

Non-GAAP Measures

This press release contains information prepared in conformity with GAAP as well as non-GAAP financial information. Non-GAAP financial measures presented in this press release include EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and net debt. The Company believes that the non-GAAP financial measures presented in this press release provide useful information to the Company’s management, investors and other interested parties about the Company’s operating performance because they allow them to understand and compare the Company’s operating results during the current periods to the prior year periods in a more consistent manner. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP, and similarly titled non-GAAP measures may be calculated differently by other companies. The Company calculates those non-GAAP measures by adjusting for non-recurring or non-core items that are not part of the normal course of business. A reconciliation of those measures to the most directly comparable GAAP measures is provided in the accompanying schedule, titled "GAAP to Non-GAAP Reconciliation" below. Future period non-GAAP guidance includes adjustments for items not indicative of our core operations, which may include, without limitation, items included in the accompanying schedule below. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as nonrecurring, unusual or unanticipated changes, expenses or gains or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP guidance to the most comparable GAAP measures.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. (NYSE American: INFU), is a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers. INFU services are provided under a two-platform model. The lead platform is Integrated Therapy Services (“ITS”), providing the last-mile solution for clinic-to-home healthcare where the continuing treatment involves complex durable medical equipment and services. The ITS segment is comprised of Oncology, Pain Management, Wound Therapy and Lymphedema businesses. The second platform, Durable Medical Equipment Services (“DME Services”), supports the ITS platform and leverages strong service orientation to win incremental business from its direct payer clients. The DME Services segment is comprised of direct payer rentals, pump and consumable sales, and biomedical services and repair.  Headquartered in Rochester Hills, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Massachusetts, Texas and Ontario, Canada.

Forward-Looking Statements

The financial results in this press release reflect preliminary results, which are not final until the Company’s quarterly report on Form 10-Q for the quarter year ended June 30, 2021 is filed. In addition, certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements relating to future actions, our share repurchase program and capital allocation strategy, business plans, objectives and prospects, future operating or financial performance and guidance. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Forward-looking statements are subject to factors, risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the uncertain impact of the COVID-19 pandemic, our dependence on estimates of collectible revenue, potential litigation, changes in third-party reimbursement processes, changes in law, contributions from acquired businesses or new business lines, products or services and other risk factors disclosed in the Company’s most recent annual report on Form 10-K and, to the extent applicable, quarterly reports on Form 10-Q. All forward-looking statements made in this press release speak only as of the date hereof. We do not undertake any obligation to update any forward-looking statements to reflect future events or circumstances, except as required by law.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Six Months Ended
(in thousands, except share and per share data)	June 30,		June 30,
	2021	2020	2021	2020

Net revenues	$24,834	$25,999	$49,297	$47,552
Cost of revenues	9,784	10,021	19,671	18,911
Gross profit	15,050	15,978	29,626	28,641

Selling, general and administrative expenses:
Provision for doubtful accounts	(39)	238	(109)	523
Amortization of intangibles	1,096	1,075	2,139	2,150
Selling and marketing	2,680	2,449	5,056	5,067
General and administrative	10,617	7,710	20,971	16,362

Total selling, general and administrative	14,354	11,472	28,057	24,102

Operating income	696	4,506	1,569	4,539
Other expense:
Interest expense	(317)	(332)	(639)	(735)
Other expense	(37)	(9)	(106)	(28)

Income before income taxes	342	4,165	824	3,776
Benefit from (provision for) income taxes	478	(25)	657	(54)
Net income	$820	$4,140	$1,481	$3,722
Net income per share:
Basic	$0.04	$0.21	$0.07	$0.19
Diluted	$0.04	$0.19	$0.07	$0.17
Weighted average shares outstanding:
Basic	20,487,845	20,082,590	20,413,416	20,000,444
Diluted	22,065,486	21,635,705	22,017,455	21,598,071

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

SEGMENT REPORTING

(UNAUDITED)

	Three Months Ended
	June 30		Better/
(in thousands)	2021	2020	(Worse)

Net revenues:
ITS	$16,334	$15,605	$729
DME Services (inclusive of inter-segment revenues)	10,098	11,652	(1,554)
Less: elimination of inter-segment revenues	(1,598)	(1,258)	(340)
Total	24,834	25,999	(1,165)
Gross profit (inclusive of certain inter-segment allocations) (a):
ITS	10,451	10,279	172
DME Services	4,599	5,699	(1,100)
Total	15,050	15,978	(928)

(a) Inter-segment allocations are for cleaning and repair services performed on medical equipment.

	Six Months Ended
	June 30		Better/
(in thousands)	2021	2020	(Worse)

Net revenues:
ITS	$32,245	$29,731	$2,514
DME Services (inclusive of inter-segment revenues)	20,096	20,317	(221)
Less: elimination of inter-segment revenues	(3,044)	(2,496)	(548)
Total	49,297	47,552	1,745
Gross profit (inclusive of certain inter-segment allocations) (a):
ITS	20,454	19,385	1,069
DME Services	9,172	9,256	(84)
Total	29,626	28,641	985

(a) Inter-segment allocations are for cleaning and repair services performed on medical equipment.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATION

(UNAUDITED)

NET INCOME TO EBITDA, ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN:

	Three Months Ended		Six Months Ended
	June 30		June 30
(in thousands)	2021	2020	2021	2020

GAAP net income	820	4,140	1,481	3,722
Adjustments:
Interest expense	317	332	639	735
Income tax (benefit) provision	(478)	25	(657)	54
Depreciation	2,563	2,454	5,090	4,782
Amortization	1,096	1,075	2,139	2,150

Non-GAAP EBITDA	$4,318	$8,026	$8,692	$11,443

Stock compensation costs	1,372	357	3,007	563
Medical equipment reserve (1)	(54)	26	414	52
Office move expenses	-	-	-	17
Acquisition costs	109	-	147	-
SOX readiness costs	18	-	18	-
Management reorganization/transition costs	25	76	28	461
Certain other non-recurring costs	91	6	(267)	34

Non-GAAP Adjusted EBITDA	$5,879	$8,491	$12,039	$12,570

GAAP Net Revenues	$24,834	$25,999	$49,297	$47,552
Non-GAAP Adjusted EBITDA Margin (2)	23.7%	32.7%	24.4%	26.4%

(1)

Amounts represent a non-cash expense recorded as a reserve for missing medical equipment and is being added back due to its similarity to depreciation. Amounts for the prior period, which were not previously included in the calculation of adjusted EBITDA, have been included for comparability.

(2)	Non-GAAP Adjusted EBITDA Margin is defined as Non-GAAP Adjusted EBITDA as a percentage of GAAP Net Revenues.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	As of
	June 30,	December 31,
(in thousands, except par value and share data)	2021	2020

ASSETS
Current assets:
Cash and cash equivalents	$164	$9,648
Accounts receivable, net	15,525	14,720
Inventories	3,722	3,001
Other current assets	2,264	2,402

Total current assets	21,675	29,771
Medical equipment for sale or rental	2,955	1,603
Medical equipment in rental service, net of accumulated depreciation	35,401	35,611
Property & equipment, net of accumulated depreciation	4,319	4,296
Goodwill	3,711	-
Intangible assets, net	13,053	11,177
Operating lease right of use assets	4,102	4,461
Deferred income taxes	10,612	9,967
Other assets	169	105

Total assets	$95,997	$96,991

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,804	$6,779
Current portion of long-term debt	520	9,423
Other current liabilities	7,525	6,795

Total current liabilities	15,849	22,997
Long-term debt, net of current portion	31,940	29,378
Operating lease liabilities, net of current portion	3,508	3,864

Total liabilities	51,297	56,239

Stockholders’ equity:
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	-	-
Common stock, $.0001 par value: authorized 200,000,000 shares; issued and outstanding 24,084,117 and 20,565,628, respectively, as of June 30, 2021, and issued and outstanding 23,816,193 and 20,297,704, respectively, as of December 31, 2020	2	2
Additional paid-in capital	87,213	84,785
Accumulated other comprehensive income	39	-
Retained deficit	(42,554)	(44,035)

Total stockholders’ equity	44,700	40,752

Total liabilities and stockholders’ equity	$95,997	$96,991

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended
	June 30,
(in thousands)	2021	2020

OPERATING ACTIVITIES
Net income	$1,481	$3,722
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	(109)	523
Depreciation	5,090	4,782
Loss on disposal of and reserve adjustments for medical equipment	640	77
Gain on sale of medical equipment	(375)	(3,224)
Amortization of intangible assets	2,139	2,150
Amortization of deferred debt issuance costs	114	9
Stock-based compensation	3,007	563
Deferred income taxes	(658)	12
Changes in assets - (increase)/decrease:
Accounts receivable	(329)	(2,115)
Inventories	(647)	(1,363)
Other current assets	138	205
Other assets	(70)	(123)
Changes in liabilities - (decrease)/increase:
Accounts payable and other liabilities	(1,607)	(956)
NET CASH PROVIDED BY OPERATING ACTIVITIES	8,814	4,262

INVESTING ACTIVITIES
Acquisition of business	(7,490)	-
Purchase of medical equipment	(4,943)	(8,783)
Purchase of property and equipment	(334)	(680)
Proceeds from sale of medical equipment, property and equipment	1,503	971
NET CASH USED IN INVESTING ACTIVITIES	(11,264)	(8,492)

FINANCING ACTIVITIES
Principal payments on long-term debt	(53,982)	(23,777)
Cash proceeds from long-term debt	47,913	26,259
Debt issuance costs	(386)	-
Common stock repurchased to satisfy statutory withholding on employee stock-based compensation plans	(1,141)	(741)
Cash proceeds from stock plans	562	74
Common stock - issued	-	250
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(7,034)	2,065

Net change in cash and cash equivalents	(9,484)	(2,165)
Cash and cash equivalents, beginning of period	9,648	2,647
Cash and cash equivalents, end of period	$164	$482